EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-274644) on Form S-3 and (Nos. 333-160039, 333-181168, 333-181170, 333-203736, 333-223260, 333-229875, 333‑231051, 333-234361, 333-255892, 333-260956, 333-266690, 333-272193, 333-279487, and 333-287355) on Form S-8 of Broadwind, Inc. of our report dated March 11, 2026, relating to the consolidated financial statements of Broadwind, Inc., appearing in this Annual Report on Form 10-K of Broadwind, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Chicago, Illinois

March 11, 2026